BANGKOK SOLAR POWER CO., LTD. (“BSP”) SIGNS A STRATEGIC INVESMENT AGREEMENT TO PURCHASE OF UP TO 40 MILLION EUROS (USD $49.5 MILLION) OF PRIME SUN POWER INC. (“PSP”) COMMON STOCK

New York, NY - June 3rd, 2010 - Prime Sun Power Inc. (OTCBB/New York: PSPW & Xetra/Frankfurt: PSD), announced today that it has entered into a Strategic Investment Agreement with Bangkok Solar Power Co., Ltd. (“BSP”), a leading manufacturer of PV solar modules and engineering, procurement, construction, and installation (“EPCI”) contractor to acquire up to 6,639,063 shares of PSP Common Stock at price of €7.73 per share.. All shares issued to BSP will be subject to a lock-up period until December 31, 2013.

The purchase price has been valued based on PSP’s current business plan and project pipeline, the projected growth of PSP in the PV industry as a utility-scale project developer, and PSP’s ability to assist BSP to access a substantial share of the European solar market.

PSP and BSP have agreed to work together in a strategic alliance whereby BSP shall be appointed as the General Contractor to perform the EPCI contract for PSP solar power plants for at least 50 Mega Watts Peak per annum until 2013. BSP will purchase the PSP shares in increments of €400,000 upon activation of each megawatt peak of solar power to be covered by the EPCI service agreement.  If all of strategic alliance shares are acquired, BSP will own 14.2% of PSP’s issued and outstanding shares of common stock

“The partnership with BSP is a very important milestone in the company’s expansion plans and strategy to partner with industry leaders to achieve our business plan goals and maintain sustainable growth,” said Olivier de Vergnies, Chief Executive Officer of PSP.

“The investment decision is a major forward step in our strategy to expand our company’s activities and increase the company’s market share in Europe,” said Mr. Podduang Don Kongkamee, Chief Operations Officer of BSP.

About BSP:
BSP is part of the Thai “Bangkok Cable Co., Ltd.” Group, Bangkok Cable Co., Ltd. “BCC” started operation in August 1964 in Thailand by manufacturing electric wire and cable to supply mainly home building installations. Later, the company expanded its market to the governmental sector, including wire and cable installation and exports. And part of Bangkok Solar Co., Ltd. “BSC” was created in May 2003 as the first Amorphous Silicon ( a-Si ) Photovoltaic Modules Manufacturer in Thailand and granted ISO 9001:2000 and has a stated mission to become a world leader in the solar energy business, to satisfy all customers as general contractor to perform turnkey contract for the engineering, procurement, construction, and installation of solar power plants. For more information; http://www.bangkoksolar.com

About PSP:
PSP is positioning itself as a clean energy utility company with an emphasis on the development, construction and operation of its own and third party utility-scale photovoltaic power plants. The Company is focusing on photovoltaic solar power generation in Europe, particularly in Italy, Greece and Turkey. The Company plans to develop, build and operate 500 megawatts of photovoltaic solar power generation through the end of 2013 of which 150 megawatts are expected to be acquired by third party investors. In addition to Company expectation of proceeds from selected strategic financiers currently in negotiations with Company management, the Company plans to use revenues generated from sales of projects to third parties in the development and construction of its own power plants. The Company strategy is to act as a consortium-leader with reputable world-leading EPC and module suppliers to deliver all projects on a turnkey basis.  The Company aims to achieve a leading position in the provision of solar energy.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties. PSP cannot provide assurances that any prospective matters described in the press release will be successfully completed or that PSP will realize the anticipated benefits of any transactions. Without limiting the foregoing, PSP cannot guarantee or assure that sufficient solar power projects will be initiated or be activated that will result in the purchase by BSP of some or all of the PSP strategic alliance shares.  Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by PSP with the U.S. Securities & Exchange Commission. PSP undertakes no obligation to update information contained in this release.

Contact:

Olivier de Vergnies
Chief Executive Officer
o.devergnies@rudanainvestment.com
Telephone: +41-44-575-9000

For further information please visit www.primesunpower.com